Exhibit 23.13

CONSENT

We hereby consent to the reference to our studies relating to the valuation of an embedded derivative included in a loan agreement as of December 31, 2009, dated January 2010, appearing in the Annual Report on Form 20-F of Elbit Imaging Ltd. for the year ended December 31, 2009, as filed with the Securities and Exchange Commission, and to the incorporation by reference of such Annual Report in this Registration Statement on Form F-3 filed by Elbit Imaging Ltd.

This consent is not to be construed as an admission that we are an expert or that we are a person whose consent is required to be filed with the Registration Statement or the Annual Report under the provisions of the Securities Act of 1933, as amended.

/s/ Giza Zinger Even
Giza Zinger Even

Tel Aviv, Israel
February 9, 2011